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Exhibit 21.1

List of Subsidiaries

	Subsidiary	State of Incorporation	Address
1.	EBIOCARE.COM	Delaware	1121 Industrial Road San Carlos, CA 94070
2.	APEX THERAPEUTIC CARE, INC	California	31332 Via Colinas, Suite 105-108 Westlake Village, CA 91362
3.	CHS SERVICES, INC.	Delaware	103 Foulk Road, Suite 200 Wilmington, Delaware 19803
4.	CURATIVE HEALTH SERVICES OF NEW YORK, INC.	New York	144 Freeman's Bridge Road Glenville, New York 13202
5.	CRITICAL CARE SYSTEMS, INC.	Delaware	150 Motor Parkway Hauppauge, New York 11788
6.	OPTIMAL CARE PLUS, INC.	Delaware	12761 Darby Brooke Court Woodbridge, Virginia 22192
7.	MEDCARE, INC.	Delaware	107A David Green Road Birmingham, Alabama 35244
8.	CURATIVE PHARMACY SERVICES, INC.	Delaware	150 Motor Parkway Hauppauge, New York 11788
9.	CURATIVE HEALTH SERVICES CO.	Minnesota	150 Motor Parkway Hauppauge, New York 11788
10.	CURATIVE HEALTH SERVICES III CO.	Minnesota	150 Motor Parkway Hauppauge, New York 11788
11.	HEMOPHILIA ACCESS, INC.	Tennessee	100 Winners Circle, Suite 120 Brentwood, Tennessee 37027
12.	INFINITY INFUSION, LLC	Delaware	9701 Richmond Avenue Houston, Texas 77042
13.	INFINITY INFUSION II, LLC	Delaware	9701 Richmond Avenue Houston, Texas 77042
14.	INFINITY INFUSION CARE. LTD.	Texas	9701 Richmond Avenue Houston, Texas 77042

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List of Subsidiaries